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                                                                Exhibit 99(a)(9)

EXTENSION OF OFFER TO EXCHANGE STOCK OPTIONS

Dear Ariba Employees:

Pursuant to Ariba's Offer to Exchange, Ariba has elected to extend the Stock Option Exchange Program deadline until 9:00 P.M. Pacific Time on March 30, 2001. The new option cancellation date will be April 2, 2001; the replacement option grant date will be on or after October 3, 2001 but no later than October 31, 2001, unless the offer is extended again.

Options eligible for exchange include all options held by any employee below SVP level, if granted on or before March 9, 2001.

All other terms of the Offer to Exchange remain unchanged.

If you have already submitted an election form to me, you now have until March 30, 2001 at 9:00 P.M. Pacific Time to either make a change or to rescind the form. If you do not wish to change your election, you do not need to take further action.

If you have not yet submitted an election form but wish to participate, you now have until March 30, 2001 at 9:00 P.M. Pacific Time to make such election.